Exhibit 10.19

PURCHASE AND SALE AGREEMENT

(Montana and North Dakota Subject Leases)

This PURCHASE and SALE AGREEMENT (the “Agreement”) is made this 13th day of January, 2011, by and between Retamco Operating, Inc., a Texas corporation (“ROI”), and GMX Resources, Inc., an Oklahoma corporation (“GMXR”). GMXR and ROI may be collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

ROI is the owner of 100% of the working interest in and to the oil and gas leases and properties described on Exhibit A attached hereto (the “Subject Leases”) located in Richland and Wibaux Counties, Montana and Billings, Dunn, Sheridan and Stark Counties, North Dakota;

Subject to the terms hereinafter set forth, ROI desires to sell to GMXR the Subject Leases, together with certain property relating thereto, which properties comprise the “Subject Interest,” as defined below; and

GMXR desires to buy and acquire from ROI the Subject Interest, subject to the terms hereinafter set forth.

In consideration of their mutual promises and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Subject Interest: Subject to the reservations and exceptions provided herein, at Closing (hereafter defined), ROI shall convey, assign and transfer to GMXR the following property (collectively, the “Subject Interest”):

a.	100% working interest and 80% net revenue interest in the Subject Leases;

b.	All rights and interests in or derived from pooling, communitization or unitization agreements, and orders, declarations, and decisions of state and federal regulatory authorities, establishing units covering the Subject Leases or any portion thereof (the “Units”);

c.

All personal property and equipment, rights-of-way, licenses, permits, easements, road use agreements, surface fees, servitudes, franchises, contracts, agreements and other rights, privileges and benefits (including all rights to participate in seismic surveys pertaining to the Subject Leases) acquired or used in connection with operations for the exploration and production of oil, gas or other minerals from, or otherwise relating to, the Subject Leases or Units; and Originals (or copies of any copies) of all of ROI’s files, records and data relating to the properties described above, including, without limitation, all lease and land files, title records (including title curative documents), surveys, maps and drawings, correspondence, and all geological and geophysical records, including seismic data (“Records”).

2.	Purchase Price; Escrow Matters. The consideration to be paid at Closing by GMXR to ROI for the Subject Interest shall be (i) 2,669,513 shares of common stock of GMXR, par value $0.001 per share, of GMXR (the “Common Stock”) and (ii) $1,779,675.00 in cash (to be applied from the Cash Deposit); provided, ROI may give written notice to GMXR on or prior to the date two business days prior to the Closing Date of its election to (i) decrease the Common Stock consideration by 400,542 shares of Common Stock to 2,268,971 shares of Common Stock and (ii) to increase the cash portion of the consideration by $2,403,252.00 (to be released from separate escrow) to $4,182,927.00 (with the number of shares of Common Stock to be issued as consideration (the “Stock Consideration”) pursuant to this Agreement, together with the applicable cash amount (the “Cash Consideration”), the “Purchase Price”), subject only to any applicable Purchase Price adjustments as provided herein. Contemporaneously with the execution of this Agreement, GMXR and ROI shall enter into an escrow agreement, substantially in the form attached as Exhibit B hereto (the “Escrow Agreement”), with Capital One, N.A., as escrow agent (the “Escrow Agent”), establishing an escrow account (the “Escrow Account”). Within one (1) business day after execution and delivery of this Agreement, GMXR shall deposit into the Escrow Account, by wire transfer of cash in immediately available funds, an amount equal to $1,779,675.00 (the “Cash Deposit”). The Cash Deposit, together with any earnings thereon, shall be either (i) applied to the Purchase Price at Closing, (ii) retained as liquidated damages by ROI if GMXR, in breach of this Agreement, fails or refuses to close the transactions contemplated hereby, or (iii) refunded to GMXR if the transactions contemplated herein fail to close in accordance with this Agreement, other than due to GMXR’s breach of this Agreement.

3.	Conveyance Effective Date. The conveyances of the Subject Interests shall be made from ROI to GMXR on the Closing Date but shall be effective as of January 1, 2011 at 7:00 a.m., local time where the Subject Interest is located, hereinafter called the “Effective Date.”

4.	Closing. The closing of the transactions contemplated herein (the “Closing”) shall occur on a date mutually agreed upon by the Parties on or before February 28, 2011. The date on which Closing actually occurs is referred to herein as the “Closing Date.” The Closing shall take place in the offices of ROI in Red Lodge, Montana at a time mutually agreed upon by the Parties. At Closing, the following shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

a.	GMXR will deliver a certificate representing the Stock Consideration;

b.	GMXR will direct the Escrow Agent to disburse to ROI the Cash Deposit and any other applicable cash from escrow, and pay to ROI any additional amount if necessary, in an amount equal to the applicable Cash Consideration;

c.	ROI shall execute and deliver to GMXR an Assignment and Bill of Sale in the form of Exhibit C attached hereto, in sufficient counterparts to facilitate recording;

d.	ROI shall deliver executed separate governmental form assignments of the Subject Interest on officially approved forms, in sufficient counterparts to satisfy applicable statutory and regulatory requirements;

e.	ROI shall execute and deliver to GMXR a non-foreign certificate, substantially in the form of Exhibit D attached hereto;

f.	ROI shall deliver the Records to GMXR;

g.	The Parties will execute and deliver an executed Registration Rights Agreement in substantially the form of Exhibit H attached hereto; and

h.	ROI and GMXR shall execute, acknowledge and deliver such other instruments and take such other action as may be necessary to carry out their obligations under this Agreement.

5.	Conditions Precedent to ROI’s Obligation to Close. ROI shall be obligated to consummate the sale of the Subject Interest as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived in writing by ROI:

a.	All representations and warranties of GMXR contained in this Agreement shall be true and correct in all material respects, and GMXR shall have complied in all material respects with all covenants contained in this Agreement to be performed or complied with by GMXR on or prior to the Closing; and

b.	No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the Parties hereto or any of their affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages in connection with the transactions contemplated herein.

6.	Conditions Precedent to GMXR’s Obligation to Close. GMXR shall be obligated to consummate the purchase of the Subject Interest as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived in writing by GMXR:

a.	All representations and warranties of ROI contained in this Agreement shall be true and correct in all material respects, and ROI shall have complied in all material respects with all covenants contained in this Agreement to be performed or complied with by ROI on or prior to the Closing;

b.	No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the Parties hereto or any of their affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages in connection with the transactions contemplated herein, and GMXR shall have received applicable approvals from the New York Stock Exchange (the “NYSE”) relating to the issuance of the Stock Consideration; and

c.	The aggregate sum of downward adjustments to the Purchase Price for Title Defects (including adjustments arising from the failure to obtain required consents) shall not exceed twenty percent (20%) of the Purchase Price.

7.	Termination of Agreement.

a.	This Agreement and the transactions contemplated hereby may be terminated in the following instances:

i.	By ROI if any of the conditions set forth in Section 5.a are not satisfied in all material respects or waived as of the Closing Date; provided that ROI is not in material breach of this Agreement;

ii.	By GMXR if any of the conditions set forth in Section 6.a are not satisfied in all material respects or waived as of the Closing Date; provided that GMXR is not in material breach of this Agreement; or

iii.	At any time by the mutual written agreement of GMXR and ROI.

b.	If ROI terminates this Agreement in accordance with Section 7a.i due to GMXR’s breach of its representations, warranties or covenants herein, ROI shall receive the Cash Deposit, together with all earnings thereon, as liquidated damages, not as penalty, as its sole and exclusive remedy. If this Agreement is terminated for any other reason, then the Cash Deposit, together with earnings thereon, shall be returned to GMXR. If GMXR terminates this Agreement in accordance with Section 7a.ii due to ROI’s breach of this Agreement, then, in addition to the return of the Cash Deposit, GMXR may seek damages, but not injunction, specific performance or any remedy impairing ROI’s right or ability to transfer of assign the Subject Interest.

8.

Files and Records; Diligence. After the execution of this Agreement and prior to Closing, ROI shall allow GMXR and its attorneys, employees and consultants to examine, at ROI’s offices, all of ROI’s land, contract, and other files and records which relate to the Subject Interest. In this connection, ROI shall make available to GMXR for examination such title information with respect to the Subject Interest which is in ROI’s files or to which ROI has access. However, ROI shall have no obligations to update any title information currently in ROI’s files. In addition, ROI shall make available to GMXR and its attorneys, employees and consultants, upon reasonable notice during normal business hours, such officers and employees of ROI who are knowledgeable with respect to the

Subject Interests in order that GMXR may make, at GMXR’s sole cost and expense, such due diligence investigation as to title and environmental matters as GMXR considers necessary or appropriate. Further, ROI shall grant to GMXR and its attorneys, employees and consultants access to the Subject Leases and other Subject Interests in order for GMXR to conduct, at GMXR’s sole cost and expense, a physical inspection of the Subject Interest. GMXR shall release, indemnify, and defend and hold harmless ROI from and against any and all claims, demands, causes of action, damages, liabilities, payments, charges, costs and expenses of any kind or character arising from GMXR’s inspection of the Subject Interest, including, without limitation, claims for personal injuries to or death of any person or damage to the Subject Interest or the property of any person arising from such inspection.

9.	Title Defects.

a.	GMXR shall, at its sole expense, conduct such examinations of title and data as it sees fit and shall notify ROI, in writing, on or before February 28, 2011 (the “Defect Notice Deadline”) of any Title Defects, as defined below, with respect to the Subject Interest. Without waiving any of its rights under Section 10 herein or under the special warranty of title in the Assignment and Bill of Sale delivered at Closing, GMXR will be deemed to have waived any Title Defects as to which GMXR has not given ROI written notice on or before the Defect Notice Deadline. “Title Defect” means a defect in or failure of ROI’s ownership of any of the Subject Interests that causes ROI to not have Marketable Title to such Subject Interest. “Marketable Title” means a title that can be deduced from the applicable county, state and federal records and is such that: (a) a reasonable and prudent person engaged in the business of the ownership, development and operation of oil and gas properties with the knowledge of all the facts and their legal bearing would be willing to accept title to the property; (b) such title will entitle GMXR to receive a net revenue interest in the Subject Leases entitling it to not less than 80% of 8/8ths of all hydrocarbons produced, saved and marketed from the Subject Leases; (c) the net mineral acres covered by each of the Subject Leases are not less than that set forth in Exhibit A with respect to each such lease; and (d) such title is free and clear from all liens and encumbrances, other than such liens and encumbrances that (i) are of the nature customarily accepted by prudent purchasers of oil and gas properties; (ii) do not materially affect the value of any property encumbered thereby or materially impair the ability to use any such property in oil and gas operations; and (iii) do not operate to reduce the net revenue interest to be delivered to GMXR below 80% of 8/8ths.

b.

In the event GMXR notifies ROI of such Title Defects, ROI may, at its option, attempt to cure any and all such Title Defects. Prior to the Closing Date, ROI shall notify GMXR of whether it has cured, or expects to cure, any Title Defects identified by GMXR. In the event of a Title Defect which renders title to all or a portion of the Subject Interest to not be Marketable Title and ROI does not cure the same, the Parties shall adjust the Purchase Price by deducting $1,000.00 per net mineral acre affected by the Title Defect. For purposes of any such adjustment to the Purchase Price, as well as and together with any adjustment under Section 9c. below, the adjustment shall first be applied to reduce the Cash Consideration payable, and thereafter, shall be applied to the Stock Consideration to reduce the Stock Consideration by a number of shares of Common Stock equal to such reduced Purchase Price divided by six (6).

c.	Consents. Except with respect to governmental consents customarily obtained post-Closing, as soon as practicable after execution of this Agreement, ROI shall send requests to the holders of required consents to assignment for their consent to assignment of the affected Subject Interest to GMXR. The form and content of all solicitations for such consents shall be agreed upon by GMXR and ROI. In the event a required consent is not obtained prior to Closing, then, unless the failure to obtain such consent is waived by GMXR, the affected property will be excluded from the Subject Interests delivered at Closing, and the Purchase Price excluded from the Subject Interests delivered at Closing, and the Purchase Price will be adjusted downward by an amount equal to $1,000.00 per net mineral acre, multiplied by the number of net mineral acres attributable to the affected property.

10.	Warranty. ROI shall convey to GMXR at Closing title to the Subject Interest free and clear of all liens and encumbrances created by, through or under ROI. In addition, GMXR shall have full rights of substitution and subrogation to all warranties and covenants heretofore given by others with respect to the Subject Leases or any part thereof.

11.	Indemnification.

a.	GMXR shall protect, defend, indemnify and hold ROI harmless from all claims, demands, causes of action, damages, taxes, penalties, fines, judgments, costs, expenses and liabilities, direct, contingent or otherwise (“Claims”), arising from or relating to the ownership of the Subject Interest during the period of time from and after the Effective Date.

b.	ROI shall protect, defend, indemnify and hold GMXR harmless from all Claims arising from or relating to the ownership of the Subject Interest during the period of time prior to the Effective Date.

12.	Representations and Warranties of ROI. ROI represents and warrants to GMXR that, as of the date hereof and as of the Closing Date:

a.	Binding Obligation. This Agreement and all other transaction documents it is to execute and deliver at Closing (i) have been duly authorized by all necessary corporate action pursuant to ROI’s articles of incorporation, bylaws, and other governing documents; (ii) have been duly executed by ROI or its authorized representatives, and (iii) constitute the legal, valid and binding obligation of ROI, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor’s rights.

b.	Authority. ROI is duly organized and in good standing under the laws of its state of formation, is duly qualified to carry on its business in the State of Wyoming, and has all the requisite power and authority to enter into and perform this Agreement. ROI owns the Subject Interest and has the full power and right to sell and convey the same.

c.	No Violation of Restrictions. The execution, delivery, and performance of this Agreement does not conflict with or violate any agreement or instrument to which ROI is a party or by which it is bound or any law, rule, regulation, ordinance, judgment, decree, or order to which ROI is subject or by which any of the Subject Interests are bound.

d.	Liens. The Subject Interest is free and clear of any liens, mortgages, security interests or other similar encumbrances arising by, through or under ROI, except for those which shall be released of record prior to the Closing Date.

e.	Rents and Royalties. All rentals, royalties, overriding royalties and other burdens based upon or measured by the ownership of the Subject Interest or the production of hydrocarbons therefrom that are due and owing have been fully and timely paid. Exhibit E sets forth a complete and accurate schedule of due dates for rental payments due under for all federal and state Subject Leases.

f.	Litigation and Claims. There is no claim (including claims for taxes), demand, cause of action, litigation or other proceeding threatened or pending against ROI relating to the Subject Interest.

g.	Preferential Rights to Purchase. None of the Subject Interests is subject to any preferential right or option to purchase in favor of any third party.

h.	Consents. Except as set forth on Exhibit F, no consent or approval of any third party is necessary for the assignment of any of the Subject Interests, except for governmental consents customarily obtained post-Closing.

i.	Broker’s Fees & Commissions. ROI has not incurred any obligation or liability, contingent or otherwise, for broker or finder fees with respect to the matters provided for in this Agreement which will be the responsibility of GMXR.

j.	Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, or to ROI”s knowledge, threatened against it.

k.	Contract Obligations. Exhibit G identifies all contracts comprising or burdening the Subject Interest. ROI is not, nor to ROI’s knowledge is any third party, in default in any material respect under any such contract.

l.	Taxes. All federal, state and local ad valorem, property, production, severance and similar taxes that are due and owing with respect to the Subject Interest have been paid in full, and the respective tax return filings have been made.

m.	Leases. ROI is not in breach or default with respect to any obligation under any of the Subject Leases. Each of the Subject Leases is valid and existing, in full force and effect, enforceable in accordance with its terms and has not terminated or expired as to any interest covered thereby, in whole or in part. Except for customary “Pugh” clauses contained in the Subject Leases, there are no contractual obligations under the Subject Leases or otherwise that require the drilling of wells or other material development operations in order to earn or continue to hold all or any portion of the Subject Leases.

n.	FIRPTA; Tax Withholding. ROI is not a “foreign person” within the meaning of Section 1445 if the Internal Revenue Code and is formed under the laws of a state of the United States and is authorized and otherwise duly qualified to hold real property and interests therein.

o.	Accredited Investor. ROI is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). ROI understands that GMXR will rely upon the exemptions provided by the Securities Act, Regulation D thereunder and various state securities laws and will rely on the representations and warranties of ROI contained herein for purposes of such determination. ROI is acquiring Common Stock for its own account and not with a view to, or for the offer or sale in connection with, any distribution thereof. ROI acknowledges that the shares of Common Stock have not been registered under the Securities Act, or any state securities laws, that the shares of Common Stock may not be transferred or sold except pursuant to a registration statement filed in accordance with the Securities Act or pursuant to any applicable exemption therefrom under the Securities Act and state securities laws, and that the certificate representing the Purchase Price will bear a restricted legend to the same effect.

p.	Sophisticated Investor. ROI has such knowledge of GMXR and its business and such experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Common Stock. ROI has made an informed investment decision with respect to the shares of Common Stock to be acquired pursuant to this Agreement. ROI understands that there can be no assurance as to the federal or state tax result of an investment in Common Stock. ROI understands that no state or federal governmental authority has made any finding or determination relating to the fairness of an investment in Common Stock and no state or federal governmental authority has recommended or endorsed or will recommend or endorse an investment in Common Stock. ROI is able to bear the risks of an investment in the Common Stock, including the risks set forth in GMXR’s risk factors included in Item 1A of its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

13.	Representations and Warranties of GMXR. GMXR represents and warrants to ROI that, as of the date hereof and as of the Closing Date:

a.	Binding Obligation. This Agreement and all other transaction documents it is to execute and deliver at Closing (i) have been duly authorized by all necessary corporate action pursuant to GMXR’s articles of incorporation, bylaws, and other governing documents; (ii) have been duly executed by GMXR or its authorized representatives, and (iii) constitute the legal, valid and binding obligation of GMXR enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor’s rights.

b.	Authority. GMXR is duly organized and in good standing under the laws of its state of formation, is, or prior to Closing will be, duly qualified to carry on its business in the State of Wyoming, and has all the requisite power and authority to enter into and perform this Agreement. GMXR has, or prior to Closing will have, the full power and right to acquire and operate the Subject Interest.

c.	No Violation of Restrictions. The execution, delivery, and performance of this Agreement does not conflict with or violate any agreement or instrument to which GMXR is a party or by which it is bound or any law, rule, regulation, ordinance, judgment, decree, or order to which GMXR is subject.

d.	Broker’s Fees & Commissions. GMXR has not incurred any obligation or liability, contingent or otherwise, for broker or finder fees with respect to the matters provided for in this Agreement which will be the responsibility of ROI.

e.	Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, or to GMXR’s knowledge, threatened against it.

f.	Capitalization. The authorized capital stock of GMXR consists of 100,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $.001 per share, of which 6,000,000 shares are designated Series B Cumulative Preferred Stock, and 25,000 are designated Series A Junior Participating Preferred Stock, par value $.001 per share. As of January 11, 2011, there were issued and outstanding 31,283,353 shares of Common Stock, 2,041,169 shares of Series B Cumulative Preferred Stock and no shares of Series A Junior Participating Preferred Stock. The issued and outstanding shares of Common Stock and Series B Cumulative Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive, preferential purchase or other similar rights of any person.

g.	Upon delivery of the shares of Common Stock as the Purchase Price to ROI as provided in this Agreement, ROI will acquire good and valid title thereto, and such shares of Common Stock will be validly issued, fully paid and non-assessable.

h.	No consent, approval, waiver or authorization of any governmental entity or any other person is required for GMXR to execute and deliver this Agreement or to perform its obligations hereunder, other than the approval by the NYSE of a supplemental listing application with respect to the Stock Consideration.

14.	Breach of Representations and Warranties. If, on or before Closing, a Party is in default under any of its representations and warranties hereunder, the defaulting Party shall use reasonable efforts to cure the same before Closing, but if it is unable to do so, then the Parties shall attempt to agree upon an adjustment to the Purchase Price due to such default. If the Parties are unable to agree as to such adjustment on or before Closing, then the Party not in default may terminate this Agreement by giving written notice to the other on or before the Closing Date, as provided in Section 7 hereof.

15.	Preservation of Rights and Interest. ROI agrees to preserve and maintain the Subject Leases in full force and effect as to all lands covered thereby pending the Closing of the transaction. ROI shall maintain the Subject Interest in a reasonable, prudent, businesslike manner pending the Closing, and shall take no action to encumber the Subject Interest or which would hinder or decrease the value of the Subject Interest between the date this Agreement is signed and Closing.

16.	Confidentiality.

a.	Neither Party may make press releases or other public announcements concerning this transaction without the other’s prior written approval, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange.

b.	If the Closing does not occur, GMXR will keep all the information furnished by ROI to GMXR hereunder strictly confidential and will not use any of such information to GMXR’s advantage or in competition with ROI; provided, however, that such restriction shall not apply to (i) information that is already known to GMXR as of the date hereof; (ii) information that is already publicly available or becomes publicly available, other than through the act or omission of GMXR; (iii) information that is, upon advice of counsel, required to be disclosed under applicable law, legal process or by a governmental order, decree, regulation or rule (provided that GMXR shall give written notice to ROI as soon as possible prior to such disclosure so that ROI may seek to obtain a protective order or other appropriate relief); or (iv) information that is acquired independently from a third party that has the right to disseminate such information at the time it is acquired by GMXR.

17.	[RESERVED].

18.	Notices. All notices shall be in writing and shall be deemed sufficiently given with receipt obtained, when hand delivered, or sent by overnight courier, certified mail, email transmission or telefax to the appropriate address as set forth below. Notices to the Parties shall be addressed as follows:

ROI:	GMXR:
Retamco Operating, Inc.	GMX Resources, Inc.
One South Broadway Ave.	One Benham Place, Suite 600
Suite 2	9400 North Broadway
Red Lodge, MT 59068	Oklahoma City, OK 73114
Attention: Steve Gose	Attention: Gary D. Jackson
Telephone: (210) 225-4031	Telephone: (405) 600-0711
Fax: (210) 222-0586	Fax: (405) 600-0600
E-mail: stevegose@retamco.com	E-mail: gjackson@GMXRresources.com

With copies to:	With copies to:
Drought Drought & Bobbitt, LLP	Andrews Kurth LLP
112 E. Pecan Street, Suite 2900	600 Travis, Suite 4200
San Antonio, TX 78205	Houston, TX 77002
Attention: James L. Drought	Attention: David C. Buck
& Calhoun Bobbitt	Telephone: (713) 220-4200
Telephone: (210) 225-4031	Fax: (713) 220-4285
Fax: (210) 222-0586	Email: dbuck@andrewskurth.com
Email: jld@ddb-law.com

19.	Further Assurances. After the Closing, the parties agree to execute such further documents, deliver such further instruments or take such other actions as may be reasonably requested in order to effectuate the transactions contemplated hereunder and to more effectively assure to each Party all of the respective properties, rights, titles, interests, estates, remedies, powers and privileges intended to be assigned and delivered in consummation of the transactions contemplated hereby.

20.	Survival. The terms and conditions of this Agreement shall survive the Closing of the transactions contemplated hereby.

21.	Time of Essence. Time is expressly declared to be of the essence in this Agreement.

22.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

23.	Governing Law. The laws of the State of Texas shall govern the interpretation of construction of this Agreement, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction.

24.	Captions. The captions in this Agreement are for convenience only and shall not be considered a part or affect the construction or interpretation of any provisions of this Agreement.

25.	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to any Party.

26.	Counterparts. This Agreement may be executed by ROI and GMXR in counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute one Agreement.

27.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties, supercedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties hereto.

[Signature Page Follows]

Executed this 13th day of January, 2011.

Retamco Operating, Inc.

By:	/s/ Steve Gose
Steve Gose, President

GMX Resources Inc.

By:	/s/ Ken Kenworthy
Ken Kenworthy, CEO